Exhibit 10.3
TENTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN
AND SECURITY AGREEMENT

This Tenth Amendment to Revolving Credit, Term Loan and Security Agreement (the “Amendment”) is made this 27th day of July, 2018 by and among EVINE LIVE INC., a Minnesota corporation; VALUEVISION INTERACTIVE, INC., a Minnesota corporation; VVI FULFILLMENT CENTER, INC., a Minnesota corporation; VALUEVISION MEDIA ACQUISITIONS, INC., a Delaware corporation; VALUEVISION RETAIL, INC., a Delaware corporation, NORWELL TELEVISION, LLC, a Delaware limited liability company and PW ACQUISITION COMPANY, LLC, a Minnesota limited liability company (each a “Borrower”, and collectively “Borrowers”); the financial institutions which are now or which hereafter become a party thereto as lenders (the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).
BACKGROUND
A.    On February 9, 2012, Borrowers, Lenders and Agent entered into, inter alia, that certain Revolving Credit, Term Loan and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.     The Borrowers have requested and the Agent and the Lenders have agreed to amend certain terms and provisions contained in the Loan Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:
1.Term Loan. Upon the effectiveness of this Amendment, each Lender, severally and not jointly, shall reset the Term Loan by making available to Borrowers an additional Advance thereunder in an amount equal to such Lender’s Commitment Percentage of the principal amount of $5,820,697.82 (“Term Loan Increase”). The outstanding principal balance of the Term Loan (including the Term Loan Increase) as of the date hereof is $19,000,000. Notwithstanding anything to the contrary contained in Section 2.4 of the Loan Agreement, the reset balance of the Term Loan shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: commencing on September 1, 2018 and on the first day of each month thereafter in sixty (60) consecutive monthly installments of principal each in the amount of $226,190; followed by a final payment of all unpaid principal and accrued, but unpaid interest due and payable on the last day of the Term. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Amended and

Restated Term Note”) in substantially the form attached hereto as Exhibit 2.4. The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a Eurodollar Rate Loan or to convert a Domestic Rate Loan to a Eurodollar Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

2.Amendment. Upon the Effective Date, the Loan Agreement shall be amended as follows:
(a)Section 1.2 of the Loan Agreement shall be amended by adding the following definition in the correct alphabetical order:

“In-Transit Credit Card Receipts” shall mean the obligations owing by a credit card processor to the borrower on account of charges of a Customer prior to the credit card settlement date.
(b)Section 1.2 of the Loan Agreement shall be amended by deleting the following definitions in their entirety and replacing them as follows:

“Applicable Margin” shall mean (a) prior to the Adjustment Date (as defined below) an amount equal to the amount set forth in Level II in the chart below and (b) on and after the first Adjustment Date, upon receipt by Agent of the annual financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate for the fiscal year ending on or about January 31, 2019 required under Section 9.7, and thereafter upon receipt of the annual financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section 9.7 for the most recently ended fiscal year (such first day of the applicable fiscal month after the annual financial statements are due under Section 9.7, an “Adjustment Date”), the Applicable Margin for each type of Advance under the Term Loan shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the TTM Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

	TTM Leverage Ratio	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
		Term Loan	Term Loan
Level I	Less than 3.00	2.0%	3.0%
Level II	Greater than or equal to 3.00 but less than 4.00	2.5%	3.5%
Level III	Greater than or equal to 4.00	3.0%	4.0%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the TTM Leverage Ratio reflected in such statements. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default and during the continuance thereof, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be cured or waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the TTM Leverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by Borrowers to Agent pursuant to Section 9.7. Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.
If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, Agent determines that (a) the TTM Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the TTM Leverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the TTM Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances under the Term Loan for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the TTM Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by, and Agent and Lenders shall apply a credit to Borrowers’ account in an amount equal to the excess of the amount of interest that was actually paid for such period over the amount of interest that should have been paid for such period; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the TTM Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.
“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) without duplication and to the extent such amounts reduced net income of the Borrowers on a Consolidated Basis for such period (a) depreciation expenses for such period, plus (b) amortization expenses for such period, plus (c) non-cash equity based compensation expenses incurred by Borrowers for such period, plus (d) expenses actually incurred related to shareholder response costs, fees, charges and legal expenses incurred and paid for by Borrowers during the fiscal year ended on or about January 31, 2015 not to exceed $3,517,000 and the related management changes expenses incurred and paid during such period, not to exceed $5,520,000, in the aggregate not to exceed $9,037,000 plus (e) expenses actually incurred related to management changes incurred and paid for by Borrowers during the fiscal year ended on or about January 31, 2016 not to exceed $3,600,000 in the aggregate plus (f) non-cash losses incurred by Borrowers during such period in connection with the sale of Norwell’s premises located at 2 Bert Drive, #4, West Bridgewater, Massachusetts and the MA Personal Property plus (g) non-cash impairment charges and non-cash write-downs for such period plus (h) expenses actually incurred related to executive transitions incurred by Borrowers during the fiscal year ending on or about January 31, 2017 not to exceed $4,200,000 in the aggregate plus (i) expenses actually incurred related to upgrades made to the Bowling Green, Kentucky expansion project incurred and paid for by Borrowers during the fiscal year ending on or about January 31, 2017 not to exceed $425,000 in the aggregate plus (j) an amount equal to the lesser of (1) 10% of EBITDA for such period and (2) $2,000,000 incurred and paid during any fiscal year for restructuring, one-time or unusual expenses acceptable to Agent in its Permitted Discretion.

“Maximum Term Loan Amount” shall mean $19,000,000.

“Revolving Applicable Margin” shall mean (a) prior to the Revolving Adjustment Date (as defined below) an amount equal to the amounts set forth in Level II in the chart below, and (b) on and after the first Revolving Adjustment Date, upon receipt of the financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section

9.7 or 9.8, as applicable, for the fiscal quarters or fiscal years, as applicable, ending on or about January 31 and July 31 of each year (such first day of the applicable fiscal month after the quarterly or audited financial statements are due under Section 9.7 or 9.8, as applicable, a “Revolving Adjustment Date”), the Revolving Applicable Margin for each type of Revolving Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the TTM Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Revolving Adjustment Date:

	TTM Leverage Ratio	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
		Revolving Advances	Revolving Advances
Level I	Less than 3.00	1.0%	2.0%
Level II	Greater than or equal to 3.00 but less than 4.00	1.5%	2.5%
Level III	Greater than or equal to 4.00	2.0%	3.0%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.7 or 9.8, as applicable, by the date required pursuant to such section, each Revolving Applicable Margin shall be conclusively presumed to equal the highest Revolving Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the TTM Leverage Ratio reflected in such statements. Notwithstanding anything to the contrary contained herein, Agent shall have the right upon the occurrence of any Event of Default and during the continuance thereof, to increase each Revolving Applicable Margin to equal the highest Revolving Applicable Margin specified in the pricing table set forth above and shall continue at such highest Revolving Applicable Margin until the date (if any) on which such Event of Default shall be cured or waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the TTM Leverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by Borrowers to Agent pursuant to Section 9.7 or 9.8, as applicable. Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.7 or 9.8, as applicable) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, Agent determines that (a) the TTM Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the TTM Leverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the TTM Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Revolving Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the TTM Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Revolving Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by, and Agent and Lenders shall apply a credit to Borrowers’ account in an amount equal to the excess of the amount of interest that was actually paid for such period over the amount of interest that should have been paid for such period; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the TTM Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.
“TTM Leverage Ratio” shall mean as of the date of any determination, the ratio of Borrowers’ Funded Debt (minus the aggregate amount of unrestricted cash held by Borrowers in Blocked Accounts or Depository Accounts established at the Agent) to EBITDA for the trailing twelve month period.
(c)Section 2.1 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

2.1 Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit and (y) an amount equal to the sum of:
(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Consumer Receivables, plus
(ii) up to the lesser of (A) 60%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory and Eligible T-Mobile Inventory, and (B) 85% of the appraised net orderly liquidation value of Eligible Inventory and Eligible T-Mobile Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion, as more particularly described in the Borrowing Base Certificate) (as applicable, the “Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”), plus
(iii) up to $1,500,000 of In-transit Credit Card Receipts, minus
(iv) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus
(v) such reserves, including a dilution reserve only to the extent that the Borrowers’ average dilution (the Borrower’s rolling 12-month average return rate) exceeds 5.0%, as Agent may reasonably deem proper and necessary in its Permitted Discretion from time to time (it being understood that no dilution reserve shall be imposed if Borrower’s average dilution does not exceed 5.0%).
The amount derived from the sum of (x) Sections 2.1(a)(y)(i)-(iii) minus (y) Sections 2.1(a)(y)(iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).
(d)Section 6.5(d) of the Loan Agreement shall be deleted in its entirety and replaced as follows:

(d)Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in the aggregate amount for all Borrowers in excess of the amount corresponding to such fiscal year as shown below:

Fiscal year ending on or about January 31, 2018 and each fiscal year thereafter	$12,000,000 plus any amount by which EBITDA for the prior fiscal year exceeds $15,000,000

; provided that any equity funds raised by Borrowers and used towards Capital Expenditures shall be excluded from the Capital Expenditures calculation for any fiscal year.

(e)Section 7.7 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

7.7    Dividends. Pay or make any distribution on any Equity Interest of any Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any such Equity Interest of any Borrower (other than any such distribution or payment to a Borrower), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom: (a) any Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests (other than Disqualified Stock) of such Person; (b) Evine may make payments for withholding taxes to the extent required in connection with the exercise of employee stock options in exchange for common stock of any such Person pursuant to any net exercise provision described in the documents governing such stock options in an amount not to exceed $250,000 in any year; and (c) so long as Borrowers’ have Undrawn Availability of not less than $25,000,000 both prior to and after giving effect to such payment, repurchase stock of Evine in an amount not to exceed $3,000,000 in the aggregate during the Term.

(f)Section 9.2 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

9.2    Schedules. Deliver to Agent (i) on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger (including ageing of accrued cable access fees included in accounts payable), (c) Inventory reports (including breakout by category), (d) monthly reporting of the prior month’s Average FICO Score and (e) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), provided that Agent may require Borrowing Base Certificates on a weekly basis in its reasonable discretion; and (ii) each week, (1) summary Inventory reports (including breakout by category), (2) reporting of weekly sales, collections and credits, (3) a Value Pay Plan ageing summary and (4) updated In-transit Credit Card Receipts for the prior week. In addition, each Borrower will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

(g)Section 13.1 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

13.1    Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until July __, 2023 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ten (10) Business Days’ prior written notice and upon payment in full of the Obligations other than contingent indemnification Obligations for which no claim has been asserted and Letters of Credit to the extent such Letters of Credit have been cash collateralized.

3.Representations and Warranties. Each of the Borrowers hereby:
(a)    reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that after giving effect to any updated schedules all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);
(b)    reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers and Guarantor to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;
(c)    represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;
(d)    represents and warrants that it has the authority and legal right to execute,

deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and
(e)    represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
4.Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the occurrence of the following conditions precedent, each in form and substance satisfactory to Agent (the “Effective Date”):

(a) Agent’s receipt of this Amendment fully executed by the Borrowers;

(b)Agent’s receipt, for the benefit of the Lenders, of an amendment fee in the amount of $58,207, in immediately available funds, which fee shall be fully earned as of the date of this Amendment, non-refundable and not subject to pro-ration; and

(c)Agent’s receipt of fully executed Amended and Restated Term Loan Notes (“Notes”);

(d)Agent shall have received a secretary and incumbency certificate for each Borrower identifying all authorized officers with specimen signatures, a certificate of no change to the organizational documents of each Borrower, and authorizing resolutions of each Borrower authorizing the execution of this Amendment and the Notes and the transactions contemplated herein;

(e)Agent shall have received the executed legal opinion of Faegre Baker Daniels, LLP, in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Amendment as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(f)Agent shall have received Uniform Commercial Code, judgment and state and federal tax lien searches against Borrowers showing no Liens on any of the Collateral, other than Permitted Encumbrances;

(g)Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the Effective Date, stating that (i) all representations and warranties set forth in the Loan Agreement and the Other Documents are true and correct in all material respects on and as of such date after giving effect to the updated schedules, except to the extent such representation or warranty was expressly made as of an earlier date, in which case, such representation and warranty was true and correct in all material respects on and as of such earlier date, (ii) each Borrower is on such date in compliance in all material respects with all the terms and provisions set forth in the Loan Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing; and

(h)Agent’s receipt of such other documents as Agent or counsel to Agent may reasonably request.

5.Further Assurances. Each of the Borrowers hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

6.Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

7.Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

8.[Reserved].

9.Miscellaneous.

(a)Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e)Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or PDF shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

[SIGNATURE PAGE TO TENTH AMENDMENT]

BORROWERS:	EVINE LIVE INC.

	By:	/s/ DIANA PURCEL
	Name:	Diana Purcel
	Title:	Chief Financial Officer

VALUEVISION INTERACTIVE, INC.

	By:	/s/ DIANA PURCEL
	Name:	Diana Purcel
	Title:	CEO and President

VVI FULFILLMENT CENTER, INC.

	By:	/s/ DIANA PURCEL
	Name:	Diana Purcel
	Title:	CEO and President

VALUEVISION MEDIA ACQUISITIONS, INC.

	By:	/s/ DIANA PURCEL
	Name:	Diana Purcel
	Title:	CEO and President

VALUEVISION RETAIL, INC.

	By:	/s/ DIANA PURCEL
	Name:	Diana Purcel
	Title:	CEO and President

NORWELL TELEVISION, LLC

	By:	/s/ DIANA PURCEL
	Name:	Diana Purcel
	Title:	CEO and President

PW ACQUISITION COMPANY LLC

	By:	/s/ DIANA PURCEL
	Name:	Diana Purcel
	Title:	CEO and President

[SIGNATURE PAGE TO TENTH AMENDMENT]

AGENT:	PNC BANK, NATIONAL ASSOCIATION,
as Lender and Agent

	By:	/s/ SHERRY WINICK
Sherry Winick, Vice President

Address: 200 South Wacker Drive, Suite 600
Chicago, Illinois 60606

LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
as Lender and Agent

	By:	/s/ SHERRY WINICK
Sherry Winick, Vice President

Revolving Commitment Percentage: 77.0%
Term Loan Commitment Percentage: 77.0%

CIBC BANK USA f/k/a THE PRIVATEBANK AND TRUST COMPANY, as Lender

	By:	/s/ RICHARD PIERCE
	Name:	Richard Pierce
	Title:	Managing Director

Revolving Commitment Percentage: 23.0%
Term Loan Commitment Percentage: 23.0%

[SIGNATURE PAGE TO TENTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT]